Exhibit 10.21
SECOND AMENDMENT TO
NON-QUALIFIED STOCK OPTION AGREEMENT
THIS SECOND AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT (this “Amendment”) is made and entered into as of November 10, 2011, by and between Ameristar Casinos, Inc., a Nevada corporation (the “Company”), and the person named in the cover memorandum to which this Amendment is attached (the “Optionee”).
WHEREAS, the Company and the Optionee are parties to one or more Non-Qualified Stock Option Agreements, as previously amended as of October 28, 2011 (each a “Stock Option Agreement”); and
WHEREAS, the Company and the Optionee desire to amend each Stock Option Agreement in certain respects as more particularly set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Optionee agree as follows:

1.	Amendment to Provisions Regarding Vesting and Termination of Option. The following new provisions are hereby added to the existing provisions regarding the termination of the Optionee's options:
“In the event that the Relationship is terminated by the Optionee's Retirement (as defined below), the Option, if granted at least one (1) year prior to the date of Retirement, shall continue to vest as described in Section 1 hereof and shall terminate only upon the earlier of (i) four years from the date of Retirement or (ii) the date set forth above next to the heading “Expiration Date.” For purposes of this Agreement, “Retirement” means the termination of the Optionee's Relationship as an employee of the Company or a Related Company for any reason other than cause, death or Permanent Disability after the Optionee has (i) obtained at least 75 Points (as defined below), (ii) attained at least 60 years of age, and (iii) completed at least five (5) full years of service with the Company or a Related Company, including service as a non-employee member of the Board of Directors of the Company or a Related Company. The Optionee's “Points” shall be equal the sum of the Optionee's age (full years only) and full years of service with the Company or a Related Company, including service as a non-employee member of the Board of Directors of the Company or a Related Company.
If the Optionee shall die at a time when the Optionee is in a Relationship or if the Optionee shall cease to have a Relationship by reason of Permanent Disability, any portion of the Option which is not otherwise fully vested and exercisable with respect to all of the Shares at that time subject to the Option shall automatically accelerate so that the Option shall immediately become exercisable for all the Shares at the time subject to the Option and may be exercised for any or all of those Shares, and the Option shall terminate upon the earlier of (i) four years from the date of death or termination of the Relationship by reason of Permanent Disability or (ii) the date set forth above next to the heading “Expiration Date.” In the case of death, the Option may be exercised by the person or persons to whom the Optionee's rights under the Option shall pass by will or by the laws of descent and distribution.”

2.	Confirmation. Except as amended pursuant to this Amendment, the terms of the Stock Option Agreements shall continue in full force and effect.